Exhibit 10.1_b

June 25th , 2020

STRICTLY CONFIDENTIAL

Rainmaker Water PVT LTD

7 Park Avenue, Dehiwala,

Sri Lanka

Attention: Ranil Somaweera

Re:	Proposed Joint Venture Agreement

Further to our recent discussions, this Letter of Intent will serve to memorialize the mutual intentions of Rainmaker Worldwide Inc., (“RAKR”) and Rainmaker Water PVT LTD, (“RWSRI”) with respect to the following Joint Venture (“JV”).

1) RAKR will fom1 a joint venture with RWSRI for the exclusive distribution of Water as a Service (“WaaS”) in Sri Lanka;

2) Phase 1: RAKR will own 22.5% of the N and RWSRI will own 77.5% of the N. During Phase 2 RAKR will be issued an additional 5% on deployment of AW-Unit 3 (for further clarity, RAKR will own 27.5% of the JV and RWSRI will own 72.5% of the N), RAKR will continue to receive 5% of the N for every AW-Unit deployed to a maximum of 49% of the N, based on Sri Lanka government approval;

3) Phase l: RWSRJ will provide one AW GO25 System (AW-Unit l) as well as the necessary bottling equipment and staffing to operate the WaaS business for the first 5,000L of water production. RAKR will have no right to title ownership to assets contributed to this N by RWSRI, for further clarity upon signing this N RWSRT will attach a Schedule A which outlines assets it owns, leased or has right to title interest in;

4) Phase 2: RAKR will provide additional AW units at no cost to RWSRI which produces approximately 5000L’s per unit as needed by RWSRI to meet demand. For the purpose of the agreement each additional unit will be identified as, AW-Unit 2, AW-Unit 3... etc.;

5) RAKR will ensure maintenance and upgrades of all units during the term of this agreement;

6) RWSRI will ensure all property and regulatory permitting is completed in conformance with laws and regulations of Sri Lanka;

7) RWSRI will ensure the securement and provision of the location, land, etc. required for RAKR to operate the WaaS business including the bottling plant;

8) RAKR will provide RWSRI with $112,000 USD (Partner Fee) as an investment no later than August 17, 2020;

9) RAKR and RWSRI agree to provide water at competitive market rates and not to go below LKR 50 per litre unless mutually agreed upon. RWSRI under its sole discretion can change the market rates as it determines fit;

10) RAKR and RWSRI will independently own rights to their own intellectual property. RWSRI will undertake the sale, marketing, and production of water under its own brand and any intellectual property developed during this N will be owned by RWSRI. For further clarity, RAKR will not have any rights to intellectual property created under this N. For the purpose of this N intellectual property is defined as but not limited to bottle design, shape, logo, marketing material;

11) RWSRI will be responsible for water production operations under this JV. RWSRI will, under its sole discretion, determine product pricing, market distribution, vendor engagement and vendor credit terms;

12) RAKR understands that RWSRI will make eve1y corporate effort to meet projections outlined in its financial projections, however, RWSRI will not be penalized for not meeting financial projections;

13) Distribution of Profits: RWSRI will provide quarterly P&L reports to RAKR under this JV. RWSRI will remit a share of net income distributed to both parties based on the ownership of the N. For further clarity, if net income over a quarter during Phase I is LKR 1,000,000 then RAKR will receive a quarterly net income distribution of LKR 225,000 and RWSRI will receive a quarterly net income distribution of LKR 775,000;

14) If Phase 2 has not been implemented within one year of signing this JV then no further distribution of net income will be shared with RAKR and this N will terminate;

15) On termination of this contract due to causes outlined in Section 14, RWSRI will reimburse the Partner Fee from the sale of water at a rate of LKR 5 per litre. Any net income shared during Phase l of the JV will be calculated as part of the total paid towards the Partner Fee. For further clarity if during Phase I RAKR was distributed $50,000 USD of net income under this JV, then the balance owing of the Partner Fee to RAKR will be $62,000 USD;

16) This N is valid for ten (l 0) years (Term) after which either party can extend the N for another Term by providing the other party intention to do so in writing;

17) Both parties acknowledge that the ownership of the AW-Unit l is owned by RWSRI and all subsequent provided AW machines will remain the sole ownership of RAKR.

18) RAKR directors or its employees do not represent RWSRI, and RWSRI directors or its employees do not represent RAKR;

19) Governing Law: This agreement shall be governed in accordance with the laws of Sri Lanka;

20) RWSRI will implement and maintain a water bottling plant with a capacity of running 2,000 bottles per hour. The JV will purchase future bottling plants as required and agreed upon by both parties;

The provisions of this Letter of Intent constitute a definitely set of terms that both parties will agree to abide by.

Background Context

Rainmaker Worldwide Inc. (“RAKR”) is a Nevada company which operates through two wholly owned subsidiaries; Rainmaker Worldwide Inc. (Ontario) (“ RWI”) which hosts the Company’s head office in Peterborough, Ontario, Canada, and Rainmaker Holland B.Y. (“RHBV”) which functions as the Company’s innovation and manufacturing center in Rotterdam, Netherlands. The Company’s patented water technology provides economical drinking water wherever it’s needed and at scale.

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The company began in 2008 as Dutch Rainmaker BV (“DRM”) by inventor Piet Oosterling together with an affiliated company, Wind En Water Technologie Holding BV (“WWT”). DRM and WWT evolved through 2014, with units of the first-generation technology deployed in Kuwait and Northern Holland. Rainmaker Worldwide Inc. (Ontario) was formed in Peterborough, Ontario, Canada in 2014 to consolidate all assets, intellectual property, and the executive management expertise of DRM and WWT. The restructuring of DRM and WWT was completed with asset sale transactions by each company to RWI completed in December 2015 contemporaneously with a Round 1 financing of RWI. The first full year of operation of RWI was 2016. RHBV was established in late 2015 as a wholly owned subsidiary of RWI as part of the DRM-WWT-RWT restructuring (“RM BV”). RM BV fulfills R&D, assembly and manufacturing operations in the Netherlands for the group. The creation of DR BV also facilitated a loan from an affiliate of the Port of Rotterdam (“SOFIE”) the proceeds of which supplemented the working capital necessary to outfit the Rotterdam assembly facility with the necessary tools and equipment.

In July 2017, the shareholders of RWI entered into a share exchange agreement with RAKR that resulted in RWI becoming a wholly owned subsidiary of RAKR trading on OTC pink sheet markets.

To-date, over $15 million has been collectively invested in technology research, development and deployment within DRM, WWT and RWI.

RA.KR builds two types of energy-efficient, fresh water-producing technologies:

l. Air-to-Water, which harvests fresh water from humidity in the atmosphere. Thermal energy created by the power unit is used to cool and condense moisture in air. Air-to-Water units are available in three sizes, producing 5,000, 10,000 or 20,000 liters of drinking water per day.

2. Water-to-Water, which transforms seawater or polluted water into drinking water. With the WW unit, the energy generated is utilized in a state-of-the-art membrane distillation system to evaporate and then condense input water from a water source to create fresh, pure water. Water to-Water units are available in three sizes producing 37,500, 75,000 or 150,000 liters per day.

In both instances, the RA.KR products have the possibility to drive the process using 100% renewable energy from the wind and / or the sun. The proprietary power unit converts the wind or solar energy directly and efficiently into heat by driving a series of heat pumps, without the need of an intermediate step of an inverter to create electricity. The unit operates completely stand alone, so it does not need a grid connection. It is also possible to drive the power unit using (or combining renewable energy sources with) conventional fossil energy sources such electricity or a diesel generator. The technology can easily and quickly be deployed where drinking water is needed most.

1) Final Agreement

RWSRI and RAKR will undertake to prepare drafts of the legal documents necessary to effect the Joint Venture. All parties shall use their good faith efforts to complete and be in a position to; (i) execute a partnership agreement (the “Partnership Agreement”) relating to the Joint Venture on or before August 17’\ 2020 (or such other date as may be mutually agreed to by RWSRI and RA.KR); (ii) to have obtained the respective support agreements from the shareholders of RWSRI and RA.KR;

The Partnership Agreement shall be mutually acceptable to RWSRI and RAKR and its shareholders and shall be substantially in a form customarily used in connection with such a transaction including, customary indemnities, representations and warranties and conditions. In addition, the Parh1ership Agreement shall provide that the obligations of RWSRI and RAKR thereunder to complete the Joint Venture shall be conditional on, among other things, receipt of all required third party(s) and shareholder approvals, on terms and conditions satisfactory to RWSRI and RAKR, acting reasonably.

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2) Confidentiality

The parties hereby agree that they will not use, for any purpose, other than for purposes of evaluating the Joint Venture outlined in the Agreement, any information or confidential data relating to any other party or its assets, prospects, properties or otherwise, discovered or acquired by them or their respective representatives or agents in connection with their evaluation of the Joint Venh1re and agree that they will not , subject to applicable legal requirements, disclose, divulge or communicate, whether orally or in writing, any such information or confidential data so discovered or acquired to any other person, firm or corporation except to their legal, accounting and financial advisors on a “need to know” basis in connection with the Joint Venture provided that the foregoing shall not apply if such information or data at the time of its disclosure, or thereafter becomes, generally available to, or known to the public (other than as a result of a breach of this provision) or was or is available to the recipient on a non confidential basis from another source.

Each of the parties acknowledges that the information that may be provided may be sensitive and, if dis closed, may significantly affect the market price or value of the securities of RWSRI or RAKR. Each of the parties acknowledges that it is aware of the prohibitions under applicable securities legislation regarding insider trading and tipping. Consequently, each party agrees to take such steps and institute such precautions or safeguards as may be appropriate to reduce the possibility of any violations of such laws.

3) Announcements

Unless otherwise required by law, neither party sha ll, except with the prior written consent of the other (i) disclose to any person that this letter agreement has been entered into or that any investigations, discussions or negotiations are taking place concerning the Joint Venture; or (ii) disclose any of the terms , conditions or other facts with respect to this letter agreement or its evaluation of the other party or the Joint Venture .

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If the foregoing is acceptable, please execute the enclosed duplicate copy of this letter in the space below and return it to the undersigned on or prior to 5 p.m. on June 16th , 2020 and unless that happens, this term sheet shall lapse and be of no further force or effect. Your execution of this letter will confirm your intention to proceed on the basis of the proposal herein and that, subject to the terms hereof, you accept and agree to be bound only by those provisions of this letter which are expressed to be binding.

Yours truly,

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RAINMAKER WORLDWIDE INC.

Per:

Michael O’Connor, Director
I have the authority to bind the company

RAINMAKER WATER PVT LTD.

Per:

Ranil Somaweera
I have the authority to bind the company

ACKNOWLEDGED AND ACCEPTED this 26th day of June 2020.

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6th October 2020

CONFIDENTIAL

BY ELECTRONIC MAIL

RAINMAKER WORLDWIDE INC.

271 BROCK STREET

PETERBOROUGH, ON

CANADA, K9H 2P8

Attention: Michael O’Connor

We are writing to provide you with a letter of intent from Rainmaker Water PVT LTD. (RWSRI) in respect of the signed Joint Venture (JV) agreement dated June 25th, 2020 with Rainmaker Worldwide Inc. (RAKR).

Transaction Overview and Structure

Based on the information provided regarding the terms and conditions of the transaction, RWSRI is pleased to submit this binding letter of intent (LOI) for the transaction with RAKR outlined in the JV:

●	RAKR will provide RWSRI with a Partner Fee of USD $112,000.
●	RWSRI will issue shares for 22.5% to RAKR of the registered JV upon receipt of the Partner Fee.
●	RAKR will be issued an additional 5% of the registered JV for every AW-Unit deployed up to a maximum of 49% of the JV according to the terms and conditions of the JV.

If you have any questions please don’t hesitate to call me at 0771312226 or email me at ranilsomaweera@gmail.com, we are looking forward to a successful venture.

Sincerely,

Ranil Somaweera	Niroshan Padduka
Managing Director	Director